Exhibit 99.5

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QUESTIONS AND

ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

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This pamphlet answers questions about the mutual to stock conversion of Nodak Mutual Insurance Company and the related common stock offering of NI Holdings, Inc.

ABOUT THE PLAN OF CONVERSION

The board of directors of Nodak Mutual Insurance Company (“Nodak Mutual”) adopted a Plan of Mutual Property and Casualty Insurance Company Conversion and Minority Offering on January 21, 2016 (the “Plan of Conversion”), whereby Nodak Mutual will convert from a mutual insurance company to a stock insurance company and change its name to Nodak Insurance Company. In connection with the conversion, NI Holdings, Inc. (“NI Holdings”), a corporation newly formed by Nodak Mutual, is conducting an initial public offering of up to 10,350,000 shares of common stock at a purchase price of $10.00 per share. Such shares will constitute 45% of the outstanding shares of NI Holdings following completion of the conversion and the stock offering. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company will be issued to Nodak Mutual Group, a newly formed mutual holding company, which will then contribute such shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company will then become a wholly owned stock subsidiary of NI Holdings. As a result of the conversion, policyholders of Nodak Mutual Insurance Company will become members of Nodak Mutual Group, but they will no longer be members of Nodak Insurance Company.

There will be no change in the rights of policyholders to insurance coverage under their existing policies of insurance with Nodak Mutual as a result of the conversion

The Plan of Conversion has been approved by the North Dakota Insurance Department, subject to approval of the Plan of Conversion by the members of Nodak Mutual. In order to complete the conversion, it is necessary for the Plan of Conversion to receive the affirmative vote of at least two-thirds of the votes cast by the voting members of Nodak Mutual, so YOUR VOTE IS VERY IMPORTANT. Please return your proxy in the enclosed [COLOR] postage-paid envelope marked “PROXY RETURN.”

THE BOARD OF DIRECTORS OF NODAK MUTUAL URGES MEMBERS TO VOTE “FOR” THE PLAN OF CONVERSION. PLEASE PROMPTLY VOTE, SIGN AND MAIL YOUR PROXY CARD(S).

MUTUAL TO STOCK CONVERSION

Q:         Why is Nodak Mutual converting from mutual to stock form?

A:         Nodak Mutual’s conversion from mutual to stock form and the related stock offering will provide NI Holdings with additional capital that will enable it to take advantage of anticipated future growth opportunities. The additional capital raised will also provide opportunities to expand the organization’s geographical footprint.

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Q:         Will the conversion affect my coverage with Nodak Mutual?

A:         No. The insurance coverage under any Nodak Mutual policy that you own will not be affected by the conversion.

Q:         Will any policy that I hold with Nodak Mutual be converted to stock?

A:         No. All policies will remain as they were prior to the conversion. Eligible members of Nodak Mutual have a right to purchase shares of common stock of NI Holdings during the subscription offering. Eligible members of Nodak Mutual consist of named insureds under issued and in force Nodak Mutual policies as of the close of business on January 21, 2016. These rights to purchase stock can only be transferred to a limited extent, as described in the Prospectus sent to every eligible member.

ABOUT VOTING RIGHTS

Q:         Who is eligible to vote on the conversion?

A:         The members of Nodak Mutual of record as of _____________, 2016 (the “Record Date”) are eligible to vote on the conversion.

Q:         Am I required to vote?

A:         No. The Record Date members of Nodak Mutual are not required to vote. However, because the conversion will produce a fundamental change in Nodak Mutual’s corporate structure and the rights of the members of Nodak Mutual, the board of directors of Nodak Mutual encourages all members to vote.

Q:         How can I vote?

A:         You may vote by mailing your signed proxy card(s) in the [COLOR] postage-paid envelope marked “PROXY RETURN.” You may also vote by using the Internet at http://www.___________. Should you choose to attend the special meeting of members or you decide to change your vote, you may do so by revoking any previously signed proxy.

Q:         Why did I receive more than one proxy card?

A:         Each named insured is entitled to one vote as a member of Nodak Mutual. If you have more than one policy, you may have received more than one proxy card depending upon who is named as an insured on your policy. PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS THAT YOU RECEIVED.

Q:         Does my vote for the Plan of Conversion require me to buy common stock of NI Holdings, Inc.?

A:         No. Voting for the Plan of Conversion does not obligate you to buy shares of common stock of NI Holdings. You can also vote against the Plan of Conversion and still elect to buy shares of NI Holdings common stock in the offering. However, if a quorum is not obtained for the special meeting of members or if sufficient votes in favor of approving the Plan of Conversion are not cast at the special meeting, the conversion will not occur and Nodak Mutual will not redeem any of the subscription rights granted to the eligible members.

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REDEMPTION OF SUBSCRIPTION RIGHTS FOR CASH

Q:         How many subscription rights did each member receive and how was the number of subscription rights determined?

A:         Each eligible member of Nodak Mutual was granted 322 subscription rights. The number of subscription rights granted to each eligible member was determined by dividing 9,000,000 shares (the midpoint of the offering) by 27,915, which is the number of eligible members.

Q:         If I elect to have my subscription rights redeemed, how much cash will I receive and when will it be paid?

A:         Each eligible member who elects to have his or her subscription rights redeemed will receive $215.74 in cash for his or her subscription rights. This payment will only occur if the required number of “yes” votes are received. The redemption price for subscription rights will be paid promptly after the conversion and the offering are completed and will only be paid if the conversion and the offering are completed.

Q:         What do I have to do to have my subscription rights redeemed?

A:         There are two ways you can have your subscription rights redeemed. You can return a signed and completed Stock Order Form in which you to have your subscription rights redeemed. If you do nothing and do not subscribe to purchase shares your subscription rights will also be redeemed.

Q:        Can I transfer some of my subscription rights and have my remaining subscription rights redeemed?

A:         No. If you transfer any of your subscription rights none of your subscription rights will be redeemed.

Q:        How was the value of the subscription rights determined?

A:         The North Dakota law governing the conversion of property and casualty mutual insurance companies like Nodak Mutual from mutual to stock form includes the method of valuing the subscription rights granted to eligible member for the purpose of redeeming such rights. Nodak Mutual engaged Feldman Financial Advisors, Inc. (“Feldman Financial”) to determine the value of the subscription rights. Using the methodology contained in the North Dakota law, Feldman Financial determined that each subscription right had a value of $0.67.

ABOUT THE STOCK OFFERING AND PURCHASING SHARES

Investment in our common stock involves certain risks. For a discussion of certain of such risks and other factors, you are urged to read the accompanying Prospectus.

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Q:         How many shares are being offered and at what price?

A:         In the stock offering, NI Holdings is offering up to 10,350,000 shares of common stock for sale at $10.00 per share. All shares will be sold at the same price, and no sales commission will be charged to purchasers in the stock offering.

Q:         Who is eligible to purchase stock in the Offering?

A:         Pursuant to the Plan of Conversion, the right to purchase shares of common stock at $10.00 per share in a subscription offering has been granted in the following order of priority:

Priority #1 – Eligible members of Nodak Mutual, who consist of named insureds under an issued and in force Nodak Mutual policy as of the close of business on January 21, 2016;

Priority #2 – the newly formed Employee Stock Ownership Plan of Nodak Mutual (the “ESOP”); and

Priority #3 – Directors, officers and employees of Nodak Mutual who are not eligible members.

Common stock that is not sold in the subscription offering is expected to be offered to members of the public in a community offering at $10.00 per share. Unlike the subscription offering, there are no rights to purchase common stock in the community offering. We have the right to accept or reject any order received in the community offering. However, preference may be given to the following before orders are accepted from the general public:

•	licensed insurance producers appointed by Nodak Mutual;

•	members of the North Dakota Farm Bureau that are not policyholders;

•	employees of Tri-State Ltd.;

•	residents of North Dakota;

•	licensed agents appointed by American West, Battle Creek and Primero; and

•	residents of South Dakota, Minnesota, Nebraska, Nevada and Arizona.

In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described in the Prospectus.

To the extent any shares remain available after orders have been received and accepted in the subscription offering and community offering, we may elect to offer such shares to the general public in a syndicated offering using a syndicate of registered broker/dealers managed by Griffin Financial Group, LLC.

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Q:         How can I buy shares during the Offering?

A:         Shares may be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by 12:00 noon, Central Time, on _____________, 2016, unless the offering is extended as described in the Prospectus. Delivery of a Stock Order Form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, (2) by overnight delivery to the Stock Information Center address noted on the Stock Order Form, or (3) by hand-delivery to the Stock Information Center.

Q:         How many shares of common stock can I purchase?

A:         The minimum purchase is 25 shares ($250). The maximum allowable purchase for any person or entity, together with associates, affiliates or persons acting in concert with such person or entity, is 517,500 shares ($5,175,000), which represents 5% of the maximum number of shares of common stock to be sold in the offering. Please review the section in the prospectus entitled “The Offering – Limitations on Purchases of Common Stock” for more information regarding purchase limitations.

Q:         How can I pay for the shares?

A:         Payment for shares can be remitted by personal check, bank check or money order in U.S. dollars, payable to “Christiana Trust on behalf of NI Holdings, Inc.” These will be cashed upon receipt. Cash, wire transfers and third party checks will not be accepted.

Q:         What is the deadline for purchasing shares in the Subscription and Community Offerings?

A:         An executed Stock Order Form, with full payment, must be received by us, using an accepted method of delivery as described above, by no later than 12:00 noon, Central Time, on _____________, 2016, unless the offering is extended as described in the Prospectus.

Q:         Is it possible that I will not receive any or all of the shares I ordered?

A:         Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund check.

Q:         Will payments for common stock earn interest?

A:         No. Payments that you submit will not earn interest.

Q:         May I change my mind after I place an order to subscribe for stock?

A:         No. After receipt, your order cannot be modified or withdrawn unless the offering is extended beyond ____________, 2016, or the offering range is amended to below 7,650,000 shares or above 10,350,000 shares.

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Q:         I am eligible to subscribe for shares of common stock in the Subscription Offering, but I am not interested in purchasing any shares. May I allow someone else to use my Stock Order Form to take advantage of my Subscription Offering priority?

A:         You can transfer all, but not less than all, of your subscription rights only as follows, and any other attempted transfer will be void and not recognized:

(i)	to your spouse or children;

(ii)	to a trust or other estate or wealth planning entity established for the benefit of you or your spouse or children;

(iii)	your individual or joint individual retirement account (an IRA) or other tax qualified retirement plan; or

(iv)	to NI Holdings in connection with the redemption of such subscription rights. See “Redemption of Subscription Rights for Cash” above.

If you transfer your subscription rights to one of the persons listed above, your subscription rights will not be redeemed for cash.

On occasion, people attempt to persuade eligible members to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect subscription rights.

Q:         Will my common stock be insured?

A:         No. Like all stock, the common stock cannot be insured or guaranteed by any government agency, nor will it be insured or guaranteed by NI Holdings.

Q:         Will dividends be paid on the stock?

A:         Following the conversion and the offering, we intend to adopt a policy of paying regular cash dividends, but we have not yet determined the amount that may be paid or when the payment of dividends may begin. Our dividend policy will depend upon our financial condition, results of operations and future prospects, as well as that of our subsidiaries.

Q:         How will NI Holdings shares trade?

A:         Upon completion of the offering, NI Holdings expects the stock to be traded on the NASDAQ Capital Market under the symbol “NODK.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell NI Holdings shares in the future. Upon completion of the offering, a statement setting forth the number of NI Holdings shares owned will be mailed to purchasers in the stock offering. Shareholders may not be able to sell their shares of common stock until such statement is delivered to them, even though the common stock will have begun trading. Shares will be issued in book entry form only, and you will not receive a stock certificate representing the shares you purchase in the offering.

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Q:         Are officers and directors planning to purchase stock?

A:         Yes. Our executive officers and directors, together with their affiliates and associates, plan to purchase approximately ______ shares of common stock in the offering.

WHERE TO GET MORE INFORMATION

Q:         How can I get more information?

A:         A Stock Information Center has been established at our offices at 1101 First Avenue North, Fargo, ND 58102. You may visit the Stock Information Center or call us, toll free, at 1 (800) ___-____ from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday. The Stock Information Center is not open on weekends or bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Prospectus.

The shares of common stock are not insured and are not guaranteed by NI Holdings, Inc. or by any Federal or state government or agency.

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